EXHIBIT 99.6
Computation of Ratio of Earnings to Fixed Charges

	Three
	Months
	Ended	Year Ended December 31,
	March 31,
	2006	2005	2004	2003	2002	2001

	(Millions of U.S. dollars, except ratio)
Fixed Charges:
Interest expensed and capitalized	$70	$218	$202	$206	$276	$311
Amortized premiums, discounts and capitalized expenses related to indebtedness	2	9	8	4	1	—
One-third of rental expenses on operating leases(a)	15	58	60	87	156	252
Preference security dividend requirements of consolidated subsidiaries	—	—	0	—	—	—

Total Fixed Charges	$87	$285	$270	$297	$433	$563

Earnings:
Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$(160)	$(2,586)	$(240)	$134	$(3,411)	$(25,838)
Fixed Charges (see above)	87	285	270	297	$433	563
Amortization of capitalized interest	—	—	—	(2)	(2)	—
Distributed income of equity investees	—	—	—	—	—	—
Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	(2)	4	—	(36)	(17)	(150)
Less:
Interest capitalized	—	—	—	—	4	—
Preference security dividend requirement of consolidated subsidiaries	—	—	—	—	—	—
Minority interest in pretax income of subsidiaries that have not incurred fixed charges	9	(50)	(46)	(59)	5	(34)

Total Earnings	$(66)	$(2,347)	$(16)	$334	$(2,988)	$(25,459)

Ratio of Earnings to Fixed Charges(b)	—	—	—	1.1	—	—

(a)	Considered to be representative of interest factor in rental expense.
(b)	The earnings of NNC calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the years ended December 31, 2005, 2004, 2002 and 2001 by $2,632, $286, $3,421, $26,022, and for the three months ended March, 31, 2006 by $153.